CONTACTS

From: Anthony J. DeFazio	For: Brian D. Jones, CFO & Treasurer
DeFazio Communications, LLC	American Realty Capital Trust, Inc.
tony@defaziocommunications.com	bjones@arctreit.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust Closes on a Five-Year Senior Secured Loan

New York, New York, July 2, 2012 – American Realty Capital Trust, Inc. (“ARCT” or the “Company”) (NASDAQ: ARCT) today announced the closing of a $235 million senior secured five-year term loan (“Term Loan”) led by Wells Fargo Securities, LLC (“Wells Fargo”). The facility bears interest at the rate of LIBOR plus 235 basis points. Wells Fargo served as Sole Lead Arranger for the term loan and Union Bank and TD Bank served as documentation agents. Additional banks participating in the new loan include U.S. Bank, BB&T, Midfirst Bank, and Raymond James. The Term Loan will replace the $200 million interim term loan that was also led by Wells Fargo. The net proceeds from the Term Loan will be used to repay outstanding balances on the Company’s $330 million revolving line of credit and for general working capital purposes.

“We are very pleased to have closed this five-year senior secured term loan led by Wells Fargo,” commented William M. Kahane, chief executive officer of ARCT. “The Term Loan syndication was very successful, allowing us to upsize the loan, reduce the outstanding balance on our revolving line of credit, and improve our liquidity position.”

Brian D. Jones, the Company’s chief financial officer, also commented, “This financing completes the mortgage debt recapitalization strategy commenced by ARCT in April, resulting in a reduction in borrowing costs, an increase in the unencumbered asset pool, and an improvement in the average duration of the Company’s long-term debt. We have also strengthened and broadened our banking relationships.”

About the Company

American Realty Capital Trust, Inc., a publicly traded Maryland corporation listed on The NASDAQ Global Select Market under the trading symbol “ARCT”, is a leading self-administered real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a long-term basis to investment grade rated and other creditworthy tenants. Additional information about the Company can be found on the Company’s website at www.arctreit.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.